Exhibit 10.10
Dated 11 June 2024
Royal Caribbean Cruises Ltd.    (1)
(the Borrower)

KfW IPEX-Bank GmbH    (2)
(the Facility Agent)
KfW IPEX-Bank GmbH    (3)
(the Hermes Agent)
 KfW IPEX-Bank GmbH    (4)
(the Mandated Lead Arranger)
The banks and financial institutions listed in Schedule 1    (5)
(the Lenders)

Amendment No. 6 in connection with the Credit Agreement in respect of "ICON 3" (Hull 1402)

	Contents

Clause		Page

1	Interpretation and definitions	1
2	Amendment of the Existing Credit Agreement	2
3	Guarantor Release Agreement	2
4	Conditions of effectiveness of Amended Credit Agreement	3
5	Representations, Warranties and Undertakings	5
6	Incorporation of Terms	6
7	Fees, Costs and Expenses	7
8	Counterparts	7
9	Governing Law	7
Schedule 1 Finance Parties		8
Schedule 2 Form of Amendment Effective Date confirmation – Hull 1402		9
Schedule 3 Amendments to the Existing Credit Agreement		10
Schedule 4 Form of Guarantor Confirmation Certificate		17
Schedule 5 Form of Second Finnvera Guarantee		24

THIS AMENDMENT NO. 6 (this Amendment) is dated 11 June 2024 and made BETWEEN:
(1)    Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of the Republic of Liberia) (the Borrower);
(2)    KfW IPEX-Bank GmbH as facility agent (the Facility Agent);
(3)    KfW IPEX-Bank GmbH as Hermes agent (the Hermes Agent);
(4)    KfW IPEX-Bank GmbH as initial mandated lead arranger and sole bookrunner (the Mandated Lead Arranger); and
(5)    The banks and financial institutions listed in Schedule 1 as lenders and residual risk guarantors (the Lenders).
WHEREAS:
(A)    The Borrower, the Facility Agent, the Hermes Agent, the Mandated Lead Arrangers and the Lenders are parties to a credit agreement, dated 18 December 2019, as amended by an amendment letter dated 11 May 2019, as further amended by a financial covenant waiver extension consent letter dated 31 July 2020, as further amended and restated on 15 February 2021, as further amended on 22 December 2021, as further amended on 22 July 2022, as further amended on 11 August 2023 and as further amended on 3 November 2023 (together, the Existing Credit Agreement), in respect of the vessel bearing Builder’s ICON 3 hull number 1402 (the Vessel) whereby it was agreed that the Lenders would make available to the Borrower, upon the terms and conditions therein, a US dollar loan facility calculated on the amount equal to the sum of (a) up to eighty per cent (80%) of the Contract Price (as defined in the Existing Credit Agreement) of the Vessel but which Contract Price will not exceed EUR1,715,000,000 (b) 100% of the Finnvera Premium and, if applicable, the Finnvera Balancing Premium (in each case as defined therein) and (c) 100% of the Hermes Fee (as defined therein).
(B)    Pursuant to a consent request letter dated 17 April 2024, the Borrower has requested that the Existing Credit Agreement be amended on the basis set out in this Amendment in connection with the proposed prepayment by the Borrower of all “deferred tranches” previously made available to the Borrower under its Hermes only-covered ECA Financings (the Request).
(C)    In connection with the arrangements referred to in Recital (B) above, the Parties wish to amend the Existing Credit Agreement on the basis set out in this Amendment.
NOW IT IS AGREED as follows:
1    Interpretation and definitions
1.1    Definitions in the Existing Credit Agreement
(a)    Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

Amendment No. 6 in respect of Hull 1402

(b)    The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.
1.2    Definitions
In this Amendment:
Amended Credit Agreement means the Existing Credit Agreement as amended in accordance with this Amendment.
Amendment Effective Date has the meaning set forth in Clause 4.
Fee Letter means any letter between the Facility Agent and the Borrower setting out the fees payable in connection with this Amendment.
Finance Parties means the Facility Agent, the Hermes Agent, the Mandated Lead Arranger and the Lenders.
Party means each of the parties to this Amendment and Parties shall mean all of them.
Previous Amendment Agreement means the amendment agreement to the Existing Credit Agreement dated 22 July 2022 entered into between the Borrower and the Finance Parties, pursuant to which the Existing Credit Agreement was amended on the basis set out therein.
1.3    Third party rights
Other than Finnvera in respect of the rights of Finnvera under the Loan Documents, unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.
1.4    Designation
Each of the Parties designates this Amendment as a Loan Document.
2    Amendment of the Existing Credit Agreement
In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, subject to the satisfaction of the conditions precedent set forth in Clause 4.1:
(a)    the Existing Credit Agreement shall, with effect on and from the Amendment Effective Date, be (and it is hereby) amended in accordance with the amendments set out in Schedule 3 and (as so amended) will continue to be binding upon each of the Borrower and the Finance Parties in accordance with its terms as so amended; and
(b)    Schedule 5 hereto shall replace Exhibit H-2 to the Existing Credit Agreement.
3    Guarantor Release Agreement
3.1    In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby
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agree that, subject to the occurrence of, and with effect from, the Torcatt Release Date (as defined in Clause 3.2), and notwithstanding anything to the contrary in any Loan Document (including, without limitation, the Existing Credit Agreement, the Amended Credit Agreement and the Second Priority Guarantee):
(a)    the Vessels currently known as Celebrity Xploration and Celebrity Xpedition (collectively, the Specified Vessels) shall no longer be Second Priority Assets; and
(b)    Torcatt Enterprises Limitada (Torcatt) shall no longer be a Second Priority Guarantor and shall be released as a “Guarantor” under the Second Priority Guarantee and shall have no further obligations thereunder,
(the matters set out in paragraphs (a) to (b) above being the Torcatt Release). With respect to the Torcatt Release, it is acknowledged and agreed that (again with effect from the Torcatt Release Date):
(i)    RCL Cruises Ltd. shall not be a Second Priority Holdco Subsidiary solely by virtue of its direct ownership of the equity interests issued by Subsidiaries of the Borrower which own the Specified Vessels; and
(ii)    the Loan Documents shall not limit the sale, license, lease, disposal, distribution or other transfer of any Specified Vessel, or any equity interests issued by Torcatt or any Subsidiary thereof that owns, directly or indirectly, a Specified Vessel, in each case involving a counterparty that is not a Group Member.
3.2    The Torcatt Release shall each take effect automatically (and without the need for any further action) on the date (such date being the Torcatt Release Date) upon which all of the following conditions have been satisfied to the reasonable satisfaction of the Facility Agent;
(a)    the Amendment Effective Date has occurred in accordance with Clause 4;
(b)    the Borrower has delivered to the Facility Agent evidence satisfactory to it that Torcatt has been, or on the Torcatt Release Date will be, released from its obligations under each senior guarantee granted by Torcatt in favour of the Senior Parties and the Other Senior Parties (as the case may be); and
(c)    the Borrower or, as the case may be, one or more of its Subsidiaries, has completed, or on the Torcatt Release Date shall complete, a sale of all the equity interests in, or all or substantially all assets (including the Specified Vessels) of, Torcatt to a counterparty that is not a Group Member (as notified to the Facility Agent by the Borrower).
3.3    The Facility Agent agrees that it shall promptly execute and deliver to the Borrower all documents or other instruments (in a form and substance satisfactory to the Facility Agent), and perform such other actions, that the Borrower may reasonably request to evidence and effect the Torcatt Release. Any execution and delivery of documents or other action taken by the Facility Agent pursuant to this Clause 3, or otherwise in connection with the Torcatt Release, shall be without recourse to, or warranty by, the Facility Agent and shall be at the sole cost and expense of the Borrower.
4    Conditions of effectiveness of Amended Credit Agreement
4.1    The Amended Credit Agreement shall become effective in accordance with the terms of this Amendment on the date (the Amendment Effective Date) upon which each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent:
(a)    the Facility Agent shall have received from the Borrower:
Amendment No. 6 in respect of Hull 1402

(i)    a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and
(ii)    a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;
(b)    the Facility Agent shall have received from each Guarantor (other than Torcatt) a certificate (substantially in the form set out in Schedule 4), signed by a duly authorised officer of that Guarantor:
(i)    confirming that:
(A)    the relevant Guarantor acknowledges the amendments to the Existing Credit Agreement contained in this Amendment (including the Torcatt Release);
(B)    the relevant Guarantee and each other Loan Document to which that Guarantor is a party shall remain and continue in full force and effect notwithstanding the Torcatt Release and the amendment of the Existing Credit Agreement pursuant to this Amendment;
(C)    the relevant Guarantee shall extend to any new obligations assumed by the Borrower under the Amended Credit Agreement; and
(D)    continuing to guarantee the amended obligations of the Borrower does not cause any borrowing, guaranteeing or similar limit binding on the relevant Guarantor to be exceeded; and
(ii)    evidencing the authority of the relevant officer to execute that certificate and to provide the confirmations referred to in paragraph (i) above, together with such evidence from legal counsel to the Facility Agent as the Lenders may require as to the continued effectiveness of the Guarantees relative to the arrangements contemplated by this Amendment (having regard to the form of the corresponding confirmation accepted by the Lenders in connection with the Previous Amendment Agreement);
(c)    the Facility Agent shall have received a duly executed copy of the Fee Letter;
(d)    the Facility Agent shall have received evidence that all invoiced expenses of the Facility Agent, Finnvera and FEC (including the agreed fees and expenses of counsel to the Facility Agent, Finnvera and FEC) required to be paid by the Borrower pursuant to Clause 7, and all other documented fees and expenses that the Borrower has otherwise agreed in writing to pay to the Facility Agent, have been paid or will be paid promptly upon being demanded;
(e)    the Facility Agent shall have received opinions, addressed to the Facility Agent (and capable of being relied upon by each Lender) from:
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(i)    Watson Farley & Williams LLP, counsel to the Borrower, as to matters of Liberian law (and being issued in substantially the same form as the corresponding Liberian legal opinion issued in respect of the Previous Amendment Agreement);
(ii)    Stephenson Harwood LLP, counsel to the Facility Agent as to matters of English law (and being issued in substantially the same form as the corresponding English legal opinion issued in respect of the Previous Amendment Agreement); and
(iii)    Asianajotoimisto DLA Piper Finland Oy, special counsel as to matters of Finnish law;
(f)    the Facility Agent shall have received a final approval from each of Hermes and Finnvera in respect of the arrangements contemplated by this Amendment in a form and substance satisfactory to the Lenders (and the Facility Agent shall notify the Borrower in writing promptly following receipt of the final approval from Hermes and Finnvera respectively as referred to above);
(g)    the representations and warranties set out in Clause 5 are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or non-existence of a Material Adverse Effect (which shall be accurate in all respects)) as of the Amendment Effective Date;
(h)    no Event of Default or Prepayment Event shall have occurred and be continuing or would result from the amendment of the Existing Credit Agreement pursuant to this Amendment;
(i)    evidence satisfactory to the Facility Agent that the Borrower has prepaid the full amount of each "deferred tranche" made available to the Borrower under its Hermes only-backed ECA Financings, together with payment of all interest, break costs and other amounts due and payable by the Borrower under each such Hermes only-backed ECA Financing in connection with such prepayment;
(j)    the Borrower shall, as required pursuant to Clause 6, have provided a letter to the Facility Agent which confirms that RCL Cruises Ltd. has accepted its appointment as process agent in respect of this Amendment;
(k)    the Facility Agent shall have received an executed copy of the amendment agreement relevant to this Amendment to the Finnvera Guarantee entered into between Finnvera, the Guarantee Holder and FEC; and
(l)    the Facility Agent shall have received from Finnvera a confirmation that Finnvera has received from the Borrower a confirmation by email that the amendments to be made to and the releases provided for under, the credit agreements pursuant to Clauses 3.2(b), 5(b)(ii) and 5(b)(iii) have been so made.
4.2    The Facility Agent shall notify the Lenders and the Borrower of the Amendment Effective Date by way of a confirmation in the form set out in Schedule 2 and such confirmation shall be conclusive and binding.
5    Representations, Warranties and Undertakings
(a)    Each of the representations and warranties in:
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(i)    Article VI of the Amended Credit Agreement (excluding Section 6.10 of the Amended Credit Agreement); and
(ii)    clause 4(b) of Amendment Number Two,
are deemed to be made by the Borrower on the date of this Amendment and the Amendment Effective Date, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Amendment and each officer certificate referred to in Clause 4.1(b), and as if the Amended Credit Agreement was effective at the time of each such repetition.
(b)    In addition to the representations and warranties referred to in paragraph (a) above, the Borrower:
(i)    represents and warrants to the Facility Agent and each Lender that the Borrower is negotiating amendments to each other ECA Financing which shall, upon entry into of the relevant amendment agreement in respect of that ECA Financing, (A) contain amendments that will, if applicable, be consistent with, and on the same substantive terms as, the amendments to be contained in the Amended Credit Agreement and (B) effect the Torcatt Release on the same substantive terms (including as to the determination of the Torcatt Release Date) as the arrangements referred to in Clause 3;
(ii)    covenants and undertakes with the Facility Agent that, in relation to each amendment agreement to the finance documents in respect of each other ECA Financing containing the amendments referred to in paragraph (i) above, it will liaise with counsel to the facility agent under each such other ECA Financing to sign and lodge counterparts of such amendment agreements on the understanding that they will become effective at, or promptly following, the Amendment Effective Date; and
(iii)    represents and warrants to the Facility Agent and each Lender that if and to the extent any of the credit agreements with any of the Borrower's creditors, other than any of its creditors under an ECA Financing, include similar covenants regarding security and guarantee requirements to those requested to be amended under the Request, such covenants are substantially aligned with the similar covenants set out in the Amended Credit Agreement ignoring for this purpose, if applicable, any current differences between them and/or their definitions which the Borrower in good faith consider immaterial in giving this representation and any differences arising from the application of differing governing laws applicable.
6    Incorporation of Terms
The provisions of Section 11.2 (Notices), Section 11.6 (Severability) and Subsections 11.18.2 (Jurisdiction), 11.18.3 (Alternative Jurisdiction) and 11.18.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” were references to this Amendment and references to each Party are references to each Party to this Amendment.

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7    Fees, Costs and Expenses
7.1    The Borrower shall pay to the Facility Agent (for its own account and for the account of the Lenders or Finnvera (as applicable)) the fees in the amounts and at the times agreed in the Fee Letters.
7.2    The payment of the above fees shall be made free and clear of any deduction, restriction or withholding and in immediately available freely transferable cleared funds to such account(s) as the Facility Agent shall notify the Borrower of in advance or, where applicable, in the relevant Fee Letter.
7.3    The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Facility Agent, Finnvera and FEC in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the documents to be delivered hereunder or thereunder (including the reasonable and documented fees and expenses of counsel for the Facility Agent, FEC and Finnvera with respect hereto and thereto as agreed with the Facility Agent, FEC and Finnvera) in accordance with the terms of Section 11.3 (Payment of Costs and Expenses) of the Existing Credit Agreement and as if references in that section to the Facility Agent are references to the Facility Agent, FEC and Finnvera.
8    Counterparts
This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. The Parties acknowledge and agree that they may execute this Amendment and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.
9    Governing Law
This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.
The Parties have executed this Amendment the day and year first before written.

Amendment No. 6 in respect of Hull 1402

Schedule 1
Finance Parties
Facility Agent
KfW IPEX-Bank GmbH
Hermes Agent
KfW IPEX-Bank GmbH
Mandated Lead Arranger
KfW IPEX-Bank GmbH
Lenders
Finnish Export Credit Ltd
KfW IPEX-Bank GmbH

Amendment No. 6 in respect of Hull 1402

Schedule 2
Form of Amendment Effective Date confirmation – Hull 1402

To:    Royal Caribbean Cruises Ltd.
"ICON 3" (Hull 1402)
We, KfW IPEX-Bank GmbH, refer to amendment no. 6 dated [] 2024 (the Amendment) relating to a credit agreement dated as of 18 December 2019 (as previously amended, supplemented and/or restated from time to time) (the Credit Agreement) made between (among others) the above named Royal Caribbean Cruises Ltd. as the Borrower, the financial institutions listed in it as the Lenders and ourselves as the Hermes Agent and the Facility Agent in respect of a loan to the Borrower from the Lenders of up to the US Dollar Maximum Loan Amount (as defined in the Credit Agreement).
We hereby confirm that all conditions precedent referred to in clause 4.1 of the Amendment have been satisfied. In accordance with clause 4 of the Amendment, the Amendment Effective Date is the date of this confirmation and the amendment of the Credit Agreement in accordance with the Amendment is now effective.
Dated:                    [] 2024

Signed: ___________________________
For and on behalf of
KfW IPEX-Bank GmbH
(as Facility Agent)

Amendment No. 6 in respect of Hull 1402

Schedule 3
Amendments to the Existing Credit Agreement
With effect from the Amendment Effective Date, the Existing Credit Agreement shall be amended as follows:
1.    a new definition of “Amendment Number Six” shall be inserted into section 1.1 (Defined Terms) as follows:
““Amendment Number Six” means the amendment agreement dated [] 2024 made between, amongst others, the Borrower and the Facility Agent, pursuant to which this Agreement was amended.”;
2.    a new definition of “Fitch” shall be inserted into section 1.1 (Defined Terms) as follows:
““Fitch” means Fitch Ratings, Inc.”;
3.    the definition of “Investment Grade” in section 1.1 (Defined Terms) shall be deleted and replaced by the following:
““Investment Grade” means, at any time, when the Borrower maintains a senior debt rating of (i) Baa3 or better, with respect to Moody’s, (ii) BBB- or better, with respect to S&P or (iii) BBB- or better, with respect to Fitch.”;
4.    the definition of “Loan Documents” in section 1.1 (Defined Terms) shall be amended by including reference to “Amendment Number Six”;
5.    the definition of “Senior Guarantee” in section 1.1 (Defined Terms) shall be deleted and replaced by the following:
““Senior Guarantee” means any guarantee by a New Guarantor of Indebtedness incurred by the Borrower or any of its Subsidiaries after the effectiveness of Amendment Number Two; provided that the aggregate principal amount of Indebtedness guaranteed under any Senior Guarantee shall in no case exceed 10.0% of the Purchase Price of the relevant Vessel owned by the Principal Subsidiary of such New Guarantor that acquired such Vessel; provided, however, that in the event such Senior Guarantee constitutes a crisis-related credit support arrangement (as determined by the Borrower in its reasonable discretion acting in good faith), then the aggregate principal amount of Indebtedness guaranteed under any Senior Guarantee may be up to, but shall in no case exceed, 30.0% of the Purchase Price of the relevant Vessel owned by the Principal Subsidiary of such New Guarantor that acquired such Vessel (the “Crisis Exception”); and provided further that, prior to relying on the Crisis Exception, the Borrower shall provide Finnvera (with a copy to the Facility Agent) with at least 3 Business Days advance written notice (the “Advance Notice Period”) of the Borrower’s determination that a crisis has occurred and, if so requested by Finnvera, shall discuss this determination in good faith with Finnvera during the Advance Notice Period (it being understood that nothing herein shall prevent the Borrower from relying on the Crisis Exception following the end of the Advance Notice Period).”;
6.    section 7.2.3(c) (Liens) shall be deleted and replaced by the following:
“(c)    in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) 10.0% of the total assets of the Borrower and its
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        Subsidiaries (the "Lien Basket Amount") taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;”;
7.    section 7.2.4 (Financial Condition) shall be amended by deleting the first paragraph of the Stockholders’ Equity financial covenant set out in the final paragraph of the said section 7.2.4 and replacing it as follows:
“In addition, if at any time, the Borrower is not Investment Grade, Stockholders' Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) the applicable Starting Threshold plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).”;
8.    section 7.2.9(b) (Framework Lien and Guarantee Restriction) shall be deleted and replaced by the following:
“(b)    incur any new Relevant Indebtedness which is secured by a Lien or is supported by a Group Member Guarantee and which, when taken with all other Indebtedness incurred by the Group since February 19, 2021 and which is also secured by a Lien or supported by a Group Member Guarantee, is greater than $2,500,000,000 or its equivalent in any other currency, and provided that no Group Member shall, as contemplated by the proviso to Section 7.2.3, from February 19, 2021 until the Guarantee Release Date (whereupon the relevant provisions of Exhibit R shall apply) be permitted to grant any Lien over an ECA Financed Vessel as security for any Indebtedness permitted to be incurred under this Agreement after February 19, 2021.
        For the purposes of this paragraph (b), Relevant Indebtedness means Indebtedness (including Indebtedness of the type referred to in section 7.2.9(a)(i)) other than:
(i)    any Permitted Refinancing Indebtedness incurred on the basis set out in paragraph (a)(ii) above;
(ii)    Indebtedness incurred to finance the purchase of newbuild vessels owned, or to be owned, by a Group Member (including the financing of change orders, non-yard costs and/or other such similar arrangements under or in relation to the relevant building contract) in respect of vessels for which shipbuilding contracts have been executed and/or which have come into effect after February 19, 2021;
(iii)    Indebtedness of any corporation that becomes a Subsidiary of the Borrower after the Amendment Effective Date (as defined in Amendment Number Six) provided that as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Indebtedness is in existence at the time such corporation becomes a Subsidiary of the Borrower and was not incurred by the Borrower or any of its Subsidiaries in anticipation thereof; and
(iv)    purchase money indebtedness (being Indebtedness incurred by a Group Member for the purpose of acquiring assets (other than any assets of the type referred to in paragraph (ii) above) for use in the business of the Group).”; and
9.    Exhibit T (Replacement covenants with effect from the Guarantee Release Date) shall be deleted and replaced with the replacement Exhibit T set out in Annex A below.

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Annex A
Replacement Exhibit T to the Amended Credit Agreement
Replacement covenants with effect from the Guarantee Release Date
It is acknowledged and agreed that, with effect from the Guarantee Release Date, this Agreement shall be amended as follows:
“incur” means to create, incur, assume, guarantee or otherwise become directly or indirectly liable and “incurred” or “incurrence” shall have a correlative meaning.
“Inherited Indebtedness” means any Indebtedness of any corporation that becomes a Subsidiary of the Borrower after the Guarantee Release Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Indebtedness is in existence at the time such corporation becomes a Subsidiary of the Borrower and was not incurred by the Borrower or any of its Subsidiaries in anticipation thereof.
“Inherited Lien” means any Lien in respect of any Inherited Indebtedness on any asset of any corporation that becomes a Subsidiary of the Borrower after the Guarantee Release Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof.
“Non-Principal Subsidiary” means a Subsidiary other than a Principal Subsidiary.
“Permitted Principal Subsidiary Indebtedness” means:
(a)    Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;
(b)    obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; and
(c)    Inherited Indebtedness.
“Permitted Liens” means:
(a)    Liens securing Government-related Obligations;
(b)    Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;
(c)    Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;
(d)    Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;
(e)    Liens for current crew's wages and salvage;
(f)    Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;
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(g)    Liens on Vessels that:
(i)    secure obligations covered (or reasonably expected to be covered) by insurance;
(ii)    were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or
(iii)    were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;
provided that, in each case described in this clause (g), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;
(h)    normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights in favour of banks or other depository institutions;
(i)    Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;
(j)    Liens on cash or Cash Equivalents or marketable securities securing:
(i)    obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or
(ii)    letters of credit that support such obligations;
(k)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;
(l)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(m)    licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and
(n)    Inherited Liens.
“Permitted Non-Principal Subsidiary Indebtedness” means:
(a)    Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;
(b)    obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes;
(c)    other Indebtedness other than Indebtedness for borrowed money (it being agreed for this purpose that any Group Member Guarantee granted in connection with Indebtedness for borrowed money shall be considered to be Indebtedness for borrowed money); and
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(d)    Inherited Indebtedness.
1.    Sections 7.2.2 and 7.2.3 shall be deleted in their entirety and replaced with the following (and all other provisions and clause references shall be construed accordingly):
SECTION 7.2.2 Subsidiary Indebtedness and Liens.
(a)    With effect from the Guarantee Release Date and except to the extent permitted by Section 7.2.2(b) below:
(i)    the Borrower will not permit:
A.    any of its Principal Subsidiaries to incur any Indebtedness other than Permitted Principal Subsidiary Indebtedness; and
B.    any of its Non-Principal Subsidiaries to incur any Indebtedness other than Permitted Non-Principal Subsidiary Indebtedness; and
(ii)    the Borrower (having regard, in the case of any ECA Financed Vessel, to Section 7.2.10) will not, and will not permit any of its Subsidiaries to, permit to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired other than Permitted Liens.
(b)    Section 7.2.2(a) shall not, however, prohibit any Indebtedness or Lien provided that (but again having regard, in the case of any ECA Financed Vessel, to Section 7.2.10) immediately following the incurrence (including any Group Member Guarantees) of the Indebtedness or Lien (as applicable):
(i)    the sum of the aggregate principal amount (without duplication) of (x) Indebtedness incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness), (y) Indebtedness incurred by Non-Principal Subsidiaries (excluding Permitted Non-Principal Subsidiary Indebtedness) and (z) the Indebtedness secured by Liens (other than Permitted Liens) granted by any Group Member does not exceed 30.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; and
(ii)    the sum of the aggregate principal amount (without duplication) of (x) Indebtedness incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness) and (y) the Indebtedness secured by Liens (excluding Permitted Liens) granted by any Group Member does not exceed 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter.
2.    Section 7.2.3 shall be deleted in its entirety and replaced with “Intentionally Omitted”.
3.    A new Section 7.2.10 shall be inserted as follows:
SECTION 7.2.10 Negative Pledge over ECA Financed Vessels.
For the purposes of this Section 7.2.10:
“repaid” means scheduled repayments or voluntary or mandatory prepayment and not repayments arising following the acceleration of the relevant ECA Financing after the occurrence of an Event of Default; and
Amendment No. 6 in respect of Hull 1402

“credit support” means a Lien over any ECA Financed Vessel granted by any Group Member or a Group Member Guarantee from a Group Member (other than the Borrower) that owns (directly or indirectly) any ECA Financed Vessel.
In connection with the granting of any Lien or Group Member Guarantee pursuant to Section 7.2.2(b) above, no Group Member shall use any ECA Financed Vessel as credit support in respect of any Indebtedness except:
(i)    if more than 75.0% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel has been repaid by the relevant Group Member, that Group Member shall be entitled to grant credit support over or in respect of that ECA Financed Vessel on the basis of, and subject to compliance with, Section 7.2.2(b); and
(ii)    if an amount equal to or higher than 15.0% but less than or equal to 75% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel has been repaid by the relevant Group Member (determined at the time the relevant credit support is provided), the relevant Group Member shall be entitled to provide such credit support over that ECA Financed Vessel on the basis of, and subject to the compliance with, the terms of Section 7.2.2(b), provided that the amount of Indebtedness secured or supported (as applicable) by that credit support shall not exceed an amount equal to BV x (A / B), where:
BV = the book value of that ECA Financed Vessel at the time of the provision of that credit support (as evidenced by the information to be provided pursuant to sub-paragraph (v) below);
A = the aggregate principal amount of Indebtedness incurred under the ECA Financing in respect of that ECA Financed Vessel which has been repaid by the relevant Group Member at the time the credit support is provided; and
B = the amount of Indebtedness originally incurred by the relevant Group Member under the ECA Financing in respect of that ECA Financed Vessel, it being acknowledged and agreed that:
(iii)    where the relevant credit support being provided in accordance with this Section 7.2.10 is a Group Member Guarantee from a Group Member that owns (directly or indirectly) one or more ECA Financed Vessels but does not own (directly or indirectly) any other Vessels, the amount of Indebtedness that can be supported by such Group Member Guarantee shall be equal to the aggregate amount of Indebtedness that would be permitted to be secured under this Section 7.2.10 if, instead of a Group Member Guarantee, each relevant Principal Subsidiary owning each relevant ECA Financed Vessel was to provide a Lien as credit support in respect of that Indebtedness;
(iv)    where the relevant credit support being provided in accordance with this Section 7.2.10 is a Group Member Guarantee from a Group Member that owns (directly or indirectly) one or more ECA Financed Vessels and other Vessels, the restrictions contained in this Section 7.2.10 as to the amount of the Indebtedness that can be supported by such credit support must be preserved at all times and, not later than five Business Days after the date upon which that Group Member grants the relevant Group Member Guarantee, the Borrower shall notify the Facility Agent in writing of such event and shall provide any information as may be reasonably requested by the Facility Agent to verify that the requirements of this Section 7.2.10 have been complied with following the provision of such Group Member Guarantee; and
(v)    not later than five Business Days after the date upon which a Group Member provides any
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credit support, the Borrower shall provide the Facility Agent with evidence as to its compliance with this Section 7.2.10, which evidence shall include all required calculations and other information required by the Facility Agent (acting reasonably) to determine such compliance; and
(vi)    no Group Member shall be entitled to use any ECA Financed Vessel as credit support in the manner contemplated by this Section 7.2.10:
(A)    until such time as the relevant Group Member has repaid at least 15.0% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel; and/or
(B)    at any time in which a Default has occurred and is continuing.

Amendment No. 6 in respect of Hull 1402

Schedule 4
Form of Guarantor Confirmation Certificate

[Insert name of relevant Guarantor here]
GUARANTOR’S CERTIFICATE
_______________, 2024
This Certificate is delivered on behalf of [Insert name of relevant Guarantor here] (the Guarantor), a [company][corporation] incorporated in [●].
[I][We], [insert name of the authorized officers/directors], the undersigned, in [my][our] capacity as [[a] duly authorized officer[s]] [or][director] of the Guarantor and not in any individual capacity, do hereby confirm in relation to the Agreements (each as more particularly defined in Schedule 1 of this Certificate) as follows:
1.    Unless otherwise defined in this Certificate, words and expressions defined in the Agreements shall have the meanings when used in this Certificate.
2.    The Guarantor is a guarantor under each Agreement.
3.    [I][We] hereby acknowledge on behalf of the Guarantor that each Agreement shall be amended pursuant to an amendment agreement (each a Vessel Loan Amendment) in order to reflect certain changes to the covenants and other terms of such Agreement in connection with the proposed prepayment by the Borrower of all “deferred tranches” previously made available to the Borrower under its ECA financings, and to enter into or amend any other agreements to the extent deemed appropriate by the Borrower.
4.    This Certificate is one of the “certificates” required to be provided pursuant to clause 4.1(b) of each Vessel Loan Amendment and in the context of the requirements of clause 4.1(b) of each Vessel Loan Amendment, [I][we] hereby further acknowledge and confirm on behalf of the Guarantor the following:
a.    the amendments contemplated in the Vessel Loan Amendment for each Agreement and the contents thereof are acknowledged (including the Torcatt Release (as defined in each Vessel Loan Amendment);
b.    the Guarantee given by the Guarantor in each Agreement and each other Loan Document or Finance Document, as the case may be (as defined in each such Agreement) to which the Guarantor is a party shall remain and continue in full force and effect notwithstanding the Torcatt Release (as defined in each Vessel Loan Amendment) amendment of each such Agreement pursuant to the Vessel Loan Amendment applicable to it;
c.    the Guarantee given by the Guarantor in each Agreement shall extend to any new obligations assumed by the Borrower under such Agreement as amended by the Vessel Loan Amendment applicable to it; and
d.    continuing to guarantee the amended obligations of the Borrower under the Agreements as amended by the Vessel Loan Amendment applicable to it does not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded.
5.    [I][we] hereby confirm that:
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a.     the copy of the certificate or articles of incorporation, formation or organization or other comparable organizational document of the Guarantor (collectively, the Organizational Documents); and
b.    the by-laws or operating, management or similar agreements of the Guarantor (collectively, the Operating Documents), in each case, appended to the Secretary’s Certificate dated [[18][21] December 2020][21 April 2021] (the Original Secretary’s Certificate) remain true and correct on the date of this Certificate and have not been amended, modified or revoked and remain in full force and effect. [Note: 21 April 2021 for RCL New Vessel Holding Company Ltd and 18 December 2020 for all other guarantors.]
6.    [I][we] hereby represent and warrant on behalf of the Guarantor that [I][we] have the authority to sign this Certificate as evidenced by Schedule […] of the Original Secretary’s Certificate (the Authorization). The Authorization has not been modified or rescinded and remains in full force and effect.
7.    [The Guarantor does not have its management or control in Liberia nor does it undertake any business activity in Liberia.
8.    Less than a majority of the shareholders of the Guarantor hereto by vote or value are resident in Liberia.][Note: 7 and 8 to be included in the Certificate for RCL Cruise Holdings LLC, RCI Holdings LLC and RCL New Vessel Holding Company LLC only as Liberian entities]
9.    This Certificate shall be governed by and construed in accordance with New York law.
[Signature Pages Follow]

Amendment No. 6 in respect of Hull 1402

IN WITNESS WHEREOF, I have set my hand hereto this _______ day of ___________________, 2024.

___________________________
[insert name]
[state the signatory’s office]

[___________________________
[insert name]
[state the signatory’s office]]
Amendment No. 6 in respect of Hull 1402

Schedule 1
Agreements
[for each Guarantor’s Certificate, include only those Facility Agreements in respect of which such entity is a Guarantor]
FACILITY AGREEMENTS
OASIS CLASS
1.    Oasis of the Seas: Facility agreement dated as of May 7, 2009 (as amended, supplemented and restated from time to time) in respect of the passenger cruise vessel m.v. “Oasis of the Seas” entered into between, amongst others, RCCL as borrower and the BNP Paribas Fortis S.A./N.V. as Administrative Agent pursuant to which the Lenders agreed to advance (and have advanced) to RCCL as borrower an aggregate amount not exceeding the aggregate of $840,000,000 and Euro 159,429,092.
2.    Harmony of the Seas:
a.    Facility agreement dated 9 July 2013 (as amended, supplemented and restated from time to time) entered into between, amongst others, RCCL as borrower, Société Générale as the Facility Agent (SocGen Facility Agent) and the banks and financial institutions listed therein as Lenders in relation to a Euro term loan facility in respect of the passenger cruise vessel m.v. “Harmony of the Seas” (ex Hull A.34); and
b.    Facility agreement dated 15 April 2014 (as amended, supplemented and restated from time to time) entered into between, amongst others, RCCL as borrower, the SocGen Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a US Dollar term loan facility in respect of m.v. “Harmony of the Seas” (ex Hull A.34).
3.    Symphony of the Seas: Facility agreement dated 30 January 2015 (as amended, supplemented and restated from time to time) entered into between, amongst others, RCCL as borrower, Citibank Euro Plc, UK Branch as the Facility Agent (Citi Facility Agent) and the banks and financial institutions listed therein as Lenders in relation to a US term loan facility in respect of the passenger cruise vessel m.v. “Symphony of the Seas” (ex Hull B.34).
4.    Wonder of the Seas: Facility agreement dated 24 July 2017 (as novated, amended and restated pursuant to a novation agreement dated 24 July 2017, as further amended and restated from time to time) entered into between, amongst others, RCCL as borrower, the Citi Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility in respect of m.v. “Wonder of the Seas” (ex Hull C34).
QUANTUM CLASS
1.    Quantum of the Seas: Facility agreement dated 8 June 2011 (as amended, supplemented and restated from time to time) in respect of m.v. “Quantum of the Seas” (builder’s hull no. S-697) entered into between, amongst others, RCCL as borrower, KfW IPEX-Bank GmbH as Hermes agent (in this capacity, the Hermes Agent), KfW IPEX-Bank GmbH as facility agent (in this capacity, the Facility Agent) and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).
2.    Anthem of the Seas: Facility agreement dated 8 June 2011 (as amended, supplemented and restated from time to time) in respect of m.v. “Anthem of the Seas” (builder’s hull no. S-698) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not
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exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).
3.    Ovation of the Seas: Facility agreement dated 31 March 2016 (as amended, supplemented and restated from time to time) in respect of m.v. “Ovation of the Seas” (builder’s hull no. S-699) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).
4.    Spectrum of the Seas: Facility agreement dated 13 November 2015 (as amended, supplemented and restated from time to time) in respect of m.v. “Spectrum of the Seas” (builder’s hull no. S-700) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein),
5.    Odyssey of the Seas: A facility agreement dated 13 November 2015 (as amended from time to time including by an amendment agreement dated 30 April 2020) in respect of m.v. "Odyssey of the Seas" (builder's hull no. S-713) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).
SOLSTICE CLASS
1.    Celebrity Solstice: Facility agreement dated 7 August 2008 (as amended from time to time, including by way of a supplemental agreement dated 23 April 2020) in respect of m.v. “Celebrity Solstice” (builder’s hull no. S-675) entered into between, amongst others, RCCL as borrower, the Hermes Agent, KfW IPEX-Bank GmbH as administrative agent (in this capacity, the Administrative Agent) and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €412,000,000.
2.    Celebrity Equinox: Facility agreement dated 15 April 2009 (as amended, supplemented and restated from time to time) in respect of m.v. “Celebrity Equinox” (builder’s hull no. S-676) entered into between, amongst others, Royal Caribbean Cruises Ltd. (RCCL) as borrower, KFW IPEX-Bank GmbH as the Hermes Agent (in this capacity, the Hermes Agent), the Administrative Agent (in this capacity, the Administrative Agent) and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €412,000,000.
3.    Celebrity Eclipse: Facility agreement dated 26 November 2009 (as amended, supplemented and restated from time to time) in respect of m.v. “Celebrity Eclipse” (builder’s hull no. S-677) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Administrative Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €420,000,000.
4.    Celebrity Silhouette: Facility agreement dated 27 February 2009 (as amended from time to time, including by way of a supplemental agreement dated 22 April 2020) in respect of m.v. “Celebrity Silhouette” (builder’s hull no. S-679) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Administrative Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €444,000,000.
5.    Celebrity Reflection: Facility agreement dated 19 December 2008 (as amended from time to time, including by way of a supplemental agreement dated 8 April 2020) in respect of m.v. “Celebrity Reflection” (builder’s hull no. S-691) entered into between, amongst others, RCCL as borrower, the
Amendment No. 6 in respect of Hull 1402

Hermes Agent, the Administrative Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €485,600,000.
EDGE CLASS
1.    Celebrity Edge: Facility agreement dated 22 June 2016 (as novated, amended and restated pursuant to a novation agreement dated 22 June 2016, as further amended and restated from time to time) entered into between, amongst others, RCCL as borrower, the Citi Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a US Dollar term loan facility in respect of m.v. “Celebrity Edge” (ex Hull J34).
2.    Celebrity Apex: Facility agreement dated 22 June 2016 (as novated, amended and restated pursuant to a novation agreement dated 22 June 2016, as further amended and restated from time to time) entered into between, amongst others, RCCL as borrower, the Citi Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a US Dollar term loan facility in respect of m.v. “Celebrity Apex” (ex Hull K34).
3.    Celebrity Beyond: Facility agreement dated 24 July 2017 (as novated, amended and restated pursuant to a novation agreement dated 24 July 2017, as further amended and restated from time to time) entered into between, amongst others, RCCL as borrower, the Citi Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility in respect of m.v. “Celebrity Beyond” (ex Hull L34).
4.    Celebrity Ascent: Facility agreement dated 24 July 2017 (as novated, amended and restated pursuant to a novation agreement dated 24 July 2017, as further amended and restated from time to time) entered into between, amongst others, RCCL as borrower, the Citi Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility in respect of m.v. “Celebrity Ascent” (ex Hull M34).
ICON CLASS
1.    ICON 1: Facility agreement dated 11 October 2017 (as amended from time to time) in respect of the passenger cruise vessel “Icon of the Seas” (ex Hull 1400) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).
2.    ICON 2: Facility agreement dated 11 October 2017 (as amended from time to time) in respect of the passenger cruise vessel with builder’s hull no. 1401 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).
3.    ICON 3: Facility agreement dated 18 December 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder’s hull no. 1402 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).
SILVERSEA SHIPS
Amendment No. 6 in respect of Hull 1402

1.    Evolution 1: Facility agreement dated as of 19 September 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. S-719 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).
2.    Evolution 2: Facility agreement dated as of 19 September 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. S-720 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).
The facility agreements listed in this Schedule 1, the Agreements.

Amendment No. 6 in respect of Hull 1402

Schedule 5
Form of Second Finnvera Guarantee

Buyer Credit Guarantee Agreement BC [ ]

Whereas Finnvera has decided to grant, in accordance with the Act on the State’s Export Credit Guarantees (422/2001), the Buyer Credit Guarantee to the Guarantee Holder as security for the Credit, therefore Finnvera and the Guarantee Holder have agreed on the following:

1 Definitions
The definitions set out in the General Conditions for Buyer Credit Guarantees dated 1 March 2004 shall apply to this Guarantee Agreement, unless otherwise stated herein. Capitalised terms used in this Guarantee Agreement shall have the following meanings:

Borrower        Royal Caribbean Cruises Ltd., Liberia.

Buyer        the Borrower.

Buyer Credit Guarantee    the buyer credit guarantee agreed upon herein.

Contract Price    the contract price under the Delivery Contract, being maximum EUR 1,715,000,000 including change orders and owner’s supply items.

Credit        Finnvera Balancing Loan made available or to be made available to the Borrower under the Credit Agreement.

Credit Agreement    the credit agreement entered into on 18 December 2019 between the Borrower, the Original Lender and the Guarantee Holder acting as Facility Agent as amended, novated, supplemented or restated from time to time..

Delivery Contract    the shipbuilding contract concerning the Export Transaction entered into on 28 June 2019 between the Exporter and the Buyer (as amended from time to time).

Delivery Date    the date of delivery and acceptance of the Vessel under the Delivery Contract estimated to take place on 8 May 2025.

Export Transaction    the purchase and delivery of the Vessel to be built by the Exporter in Finland.

Exporter        Meyer Turku Oy, a company incorporated in Finland.

Amendment No. 6 in respect of Hull 1402

Finnvera Balancing Lender
        has the meaning given to it in the Credit Agreement.

Finnvera Balancing Loan
        has the meaning given to it in the Credit Agreement.

Guarantee Holder    KfW IPEX-Bank GmbH (for the benefit of itself as original Finnvera Balancing Lender and any new lender that will become a Finnvera Balancing Lender under Section 11.11.1 of the Loan Agreement), a company incorporated in Germany.

Guarantee Premium    the premium payable to Finnvera in accordance with Clause 5.1 below and calculated in accordance with the grid therein.

Hermes    Euler Hermes Aktiengesellschaft, Hamburg, acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.
Hermes Loan    the “Hermes Commitment Amount” and any subsequent “Hermes Loan” as such terms are defined in the Credit Agreement.
LIBO Rate        has the meaning given to it in the Credit Agreement. [replacement rate to be agreed for LIBO Rate prior to delivery of the Vessel]
Pricing Grid
        has the meaning given to it in Clause 5.1.

Vessel        cruise vessel of approximately 242,900 GT with the Exporter´s Hull number 1402.

2 Credit Purpose and Terms
2.1 Purpose
The purpose of the Credit shall be financing of the Export Transaction and the Guarantee Premium.
2.2 Terms
The main terms of the Credit are as follows:
Amendment No. 6 in respect of Hull 1402

Principal    The principal amount of the Finnvera Balancing Loan such amount not to exceed the aggregate of (a) the lesser of (i) the USD equivalent of EUR 160,000,000 less 80% of the Eligible German Content Amount (if any) and (ii) the USD equivalent of EUR 160,000,000 less 5% of the aggregate commitments of the Lenders under the Credit Agreement; and (b) 100% of the Guarantee Premium.

The portion of the Credit for the purpose to finance the Guarantee Premium under Finnvera Balancing Loan shall, however, not exceed the lower of (i) the actual Guarantee Premium to be determined and be paid by the Borrower in accordance with Clause 5.1, and (ii) the Guarantee Premium determined by using the percentage specified in level 3 of the Pricing Grid.

Disbursement    The Credit shall be disbursed in one lump sum two (2) business days prior to the Expected Delivery Date (as defined in the Credit Agreement).

Repayment    The Credit shall be repaid in twenty-four (24) equal consecutive semi-annual instalments, the first instalment being due six (6) months from the date the Credit is disbursed.

Interest    (a) German CIRR Rate not higher than 3.69% or lower than 3.29% as determined in accordance with the Credit Agreement plus the applicable Margin of 0.20% p.a. or 0.20% p.a. to 0.50% p.a. (as the case may be); or (b) LIBO Rate plus a margin of 0.85%; and if the LIBO Rate is less than zero, it shall be deemed to be zero [replacement rate to be agreed for LIBO Rate prior to delivery of the Vessel]

Default interest    Interest plus 3% p.a.

2.3 Security and Special Terms
[This Section 2.3 to be updated prior to delivery of the Vessel by aligning this Section with the then current and applicable terms under Section 2.3 (Security and Special Terms) of the Buyer Credit Guarantee Agreement BC 137-16/1.]
2.3.1 Security
The Guarantee Holder shall ensure that the Credit Agreement provides that the Borrower will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any Lien (as defined in the Credit Agreement) upon any of its property, revenues or assets whether now owned or hereafter acquired, other than as permitted pursuant to the terms of the Credit Agreement.

Amendment No. 6 in respect of Hull 1402

The Guarantee Holder shall ensure that any future security (if any) to be provided for the Borrower’s obligations under the Credit Agreement shall secure the Borrower´s outstanding obligations on pro rata pari passu –basis between the Lenders (as defined in the Credit Agreement).

The Guarantee Holder shall ensure by agreeing with the Borrower an equal treatment undertaking that the structural credit enhancements to be created by and in relation to the guarantees as described in document [“Proposed Credit Enhancements and Carveouts” attached hereto as Schedule 3] (the “Proposal”) shall be implemented on pari passu basis with the other creditors covered by any Export Credit Agency guarantee.
2.3.2 Covenants, undertakings and events of default
2.3.2.1 General
The Credit Documents shall contain covenants, undertakings and events of default customary to this type of financing.
2.3.2.2 Financial Covenants
The Credit Documents shall contain at least the following financial covenants which shall apply to the Borrower and its subsidiaries on a consolidated basis and shall be measured on a quarterly basis.
The Borrower will not:
(i)    permit the Net Debt to Capitalization Ratio (as defined in the Credit Agreement) as at the end of any Fiscal Quarter (as defined in the Credit Agreement) to be greater than 0.625:1, except for the period from the Fiscal Quarter commencing 1 January 2022 until the end of the Fiscal Quarter ending 31 December 2024 where the Net Debt to Capitalization Ratio shall not be greater than as set below under column “Original ratio”.

Fiscal Quarter	Net Debt to Capitalization Ratio
	Fall-back ratio	Original ratio

Amendment No. 6 in respect of Hull 1402

On (and including) 1 January 2022 until (and including) 31 March 2022	0.775 to 1	0.775 to 1
On (and including) 1 April 2022 until (and including) 30 June 2022	0.775 to 1	0.775 to 1
On (and including) 1 July 2022 until (and including) 30 September 2022	0.775 to 1	0.775 to 1
On (and including) 1 October 2022 until (and including) 31 December 2022	0.750 to 1	0.750 to 1
On (and including) 1 January 2023 until (and including) 31 March 2023	0.750 to 1	0.725 to 1
On (and including) 1 April 2023 to (and including) 30 June 2023	0.750 to 1	0.725 to 1
On (and including) 1 July 2023 until (and including) 30 September 2023	0.750 to 1	0.700 to 1
On (and including) 1 October 2023 until (and including) 31 December 2023	0.750 to 1	0.700 to 1
On (and including) 1 January 2024 until (and including) 31 March 2024	0.725 to 1	0.700 to 1
On (and including) 1 April 2024 to (and including) 30 June 2024	0.700 to 1	0.700 to 1
On (and including) 1 July 2024 until (and including) 30 September 2024	0.675 to 1	0.675 to 1
On (and including) 1 October 2024 until (and including) 31 December 2024	0.650 to 1	0.650 to 1
On (and including) 31 March 2025 and thereafter	0.625 to 1	0.625 to 1

In case the Net Debt to Capitalization Ratio set out under column “Original ratio” appear overly stringent, the Borrower may apply for application of the ratios set out under column “Fall-back ratio”. The application of such ratios shall be subject to a separate consent from Finnvera and FEC.
Amendment No. 6 in respect of Hull 1402

(ii)    permit the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) to be less than 1.25 to 1 as at the last day of any Fiscal Quarter;

(iii)    if, at any time, the Borrower is not Investment Grade (as defined in the Credit Agreement), permit Stockholders' Equity (as defined in the Credit Agreement) to be less than, as at the last day of any Fiscal Quarter, the sum of (i) the applicable Starting Threshold plus (ii) 50% of the consolidated net income of the Borrower and its subsidiaries for the period commencing on 1 January 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period but in any event excluding any Fiscal Quarters for which the Borrower and its subsidiaries have a consolidated net loss). For the purposes of this item (iii), the “Starting Threshold” shall mean, for each Fiscal Quarter:

a.    up to and ending on 30 September 2022, USD 3,000,000,000;

b.    up to and ending on 31 December 2022, USD 3,000,000,000;

c.    up to and ending on 31 March 2023, USD 3,000,000,000;

d.    up to and ending on 30 June 2023, USD 3,250,000,000;

e.    up to and ending on 30 September 2023, USD 3,500,000,000;

f.    up to and ending on 31 December 2023, USD 3,750,000,000;

g.    up to and ending on 31 March 2024, USD 4,000,000,000;

h.    up to (and including) 30 June 2024 and thereafter, USD 4,150,000,000;

For the purposes of determining Stockholders' Equity under the Credit Agreement:

Amendment No. 6 in respect of Hull 1402

(i)    for the Fiscal Quarter ended March 31, 2023, a maximum amount of USD1,150,000,000 of 4.25% Converted Debt (as defined in the Credit Agreement) can be included in Stockholders' Equity for the purposes of that Fiscal Quarter;

(ii)    each of the Borrower’s 4.25% Converted Debt and 2.875% Converted Debt (as defined in the Credit Agreement) may be included to calculation of the level of Stockholders’ Equity for each Fiscal Quarter for the period between 30 September 2022 until the end of the last full Fiscal Quarter to end prior to the then maturity date of each such indebtedness, whereafter only such amount of the respective convertible note actually converted into equity securities, may be included to calculation of the level of Stockholders’ Equity; and

(iii)    starting from 31 March 2020, one-time expenses (including, inter alia, prepayment penalties) relating to the refinancing of secured or guaranteed indebtedness, may be added back to Stockholders’ Equity, on the condition that such add-backs shall be treated similarly than, and be included to, the Add-Backs defined in the consent letter issued by Finnvera and FEC to the Facility Agent on 22 December 2021. In such consent is stated (as further detailed therein) that the Add-Backs shall be (i) reduced to zero immediately starting from the Fiscal Quarter ending on 30 September 2025, or, if so consented by the Export Credit Agencies, (ii) phased out by 25 percentage point per annum starting from the Fiscal Year 2025 (meaning that for the Fiscal Year 2028, the Add Backs would not be applicable).

2.3.2.3 Framework and Covenant Suspension Period

The financial covenants shall, during the Covenant Suspension Period (as defined below), continue to be tested in accordance with the terms of the Existing Credit Agreement, and the reporting of the financial covenants shall be made in accordance with the Credit Agreement, but (subject to paragraphs 1.2 and 2.2 of the “Debt Deferral Extension Framework” attached hereto as Schedule 2 (the “Framework”)) any breach of such financial covenants shall not result in any Event of Default or other mandatory prepayment event solely as a result of any such breach of the financial covenants until and including 31 December 2022 (the “Covenant Suspension Period”), unless the Borrower has entered into all-lender restructuring or moratorium, customary bankruptcy or insolvency proceedings; for the avoidance of doubt, the Covenant Suspension Period shall be applied to all loans under the Credit Agreement.

Notwithstanding to what is set forth above under this Clause 2.3.2.3, the Covenant Suspension Period shall cease with immediate effect in the event the Borrower pays dividends, or any other distributions to its shareholders (“Restricted Payments” as set out in the Credit Agreements) except for (x) dividends or other distributions with respect to its Equity Interests (as defined in the Credit Agreement) payable solely in additional shares of its Equity Interests or options to purchase Equity Interests, (y) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans (including with respect to performance shares issued in the ordinary course of business) for present or former officers, directors, consultants or employees of the Borrower in the ordinary course of business consistent with past practice and (z) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of the Borrower prior to the end of the Covenant Suspension Period.
The Borrower shall report to Finnvera according to the Annex of the Framework “Debt Deferral Extension – Regular Monitoring Requirements” and provide any other information Finnvera may ask as a relevant update information of the Borrower.
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The terms and conditions of Framework and the Proposal shall be implemented to the Credit Agreement in a manner acceptable to Finnvera.

The Borrower shall undertake to use its best endeavors fullfilling its obligations under its existing shipbuilding contracts with the Finnish yard (i.e., the Borrower shall not unreasonably, unduly, and without consultation delay instalments and scheduled vessel deliveries and shall work reasonably together with the yard to resolve any crisis-related construction delays) and to negotiate with the yard possible changes to the shipbuilding contracts in good faith and on best effort basis.

3 Applicable Conditions

3.1 General Conditions

The General Conditions shall apply to the Buyer Credit Guarantee. The parties hereto accept the provisions of the General Conditions as part of this Guarantee Agreement with the same force and effect as they were fully set forth herein subject to exceptions and amendments set out in this Guarantee Agreement. In the event of any inconsistency between this Guarantee Agreement and the General Conditions, the terms of this Guarantee Agreement shall prevail.

3.1.1 Clarification of Clause 16.2 c)

Notwithstanding what is stated in Clause 16.2 c) of the General Conditions, Finnvera shall not be released from liability to pay indemnification although the Guarantee Holder has disclosed to Finnvera false or misleading information, provided that such information was sourced from a third party and conforms to that received by the Guarantee Holder, and provided further that the Guarantee Holder has proven, to the reasonable satisfaction of Finnvera, that the Guarantee Holder has diligently and carefully assessed the adequacy and accuracy of such information upon receipt and before disclosing the same to Finnvera.

3.1.2 Clarification of Clause 19

Notwithstanding what is stated in Clause 19 of the General Conditions and pursuant to the Act on the State-Owned Specialist Financing Company (443/1998) payments owing to Finnvera in connection with credits, guarantees or other contingent liabilities provided by Finnvera and any default interest on such payments may be recovered by way of distraint without judgment or decision, as provided in the Act on Execution of Taxes and Fees (706/2007 as amended).

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3.1.3 Clarification of Clause 21.2

In addition to, what has been stated in Clause 21.2 of the General Conditions, Finnvera reserves a right, at its sole discretion to reinsure from a third party in part or wholly the risk related to this Buyer Credit Guarantee. It is expressly acknowledged by the Guarantee Holder that it shall ensure that the Credit Documents conform to the extent necessary with the above requirement. It is further acknowledged that such reinsurer may seek reinsurance for its obligations.

3.2 Special Conditions

3.2.1 Know Your Customer -checks

The Guarantee Holder shall perform and comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the financing of the Export Transaction and become satisfied with such findings and results accordingly. The Guarantee Holder shall notify Finnvera if carrying out such checks in relation to the Credit it becomes aware of any such thing that could have an adverse effect to the financing of the Export Transaction or that might have a negative impact on Finnvera or FEC.

3.2.2 Decisions, Amendments and Waivers

Where the Guarantee Holder (acting in any capacity) receives a request for any material amendment, consent or waiver under the Credit Documents, the Guarantee Holder shall ask Finnvera’s consent in respect of any such material amendment, consent or waiver (which consent shall not be unreasonably withheld or delayed). Finnvera is entitled to instruct the Guarantee Holder and the Finnvera Balancing Lenders how to exercise their rights regarding the Credit under the Credit Documents. The Guarantee Holder and the Finnvera Balancing Lenders shall comply with the written instructions and notices given by Finnvera and shall not exercise any rights under the Credit Documents in a manner inconsistent with such written instructions and notices of Finnvera, provided that any such instruction do not oblige the Guarantee Holder or the Finnvera Balancing Lenders to act outside of or contrary to or in breach of their obligations under or the powers and authority conferred on them (acting in any capacity) under the Credit Documents. For avoidance of doubt, nothing in this Clause 3.2.2 shall affect the obligations of the Guarantee Holder under Clause 4.2 of the General Conditions.
3.2.3 Conformity of Credit Agreement

The Guarantee Holder shall ensure that the Credit Agreement conforms to this Guarantee Agreement at the time of execution of the Credit Agreement and the Guarantee Holder shall be
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liable for such inconsistencies that may arise between this Guarantee Agreement and the Credit Agreement.

3.2.4 Disbursement

Notwithstanding Clause 4.7 of the General Conditions, funds may be disbursed as set forth in Section 2.5 of the Credit Agreement.

3.2.5 Costs and Expenses

The Guarantee Holder shall on behalf of Finnvera charge from the Borrower all out-of pocket cost and expenses (including but not limited to legal fees) incurred by Finnvera in connection with the preparation, negotiation and execution of the Buyer Credit Guarantee and this Guarantee Agreement, the Credit Documents and any related document and/or instrument.

3.2.6 Material Increase of Risk

Pursuant to Clause 6.1 of the General Conditions Finnvera shall be entitled to act and take certain measures as described in such Clause 6.1 in case the risk of Loss has materially increased as compared against the circumstances prevailing at the time of issuing the Guarantee Agreement. Notwithstanding the provisions of Clause 6.1 of the General Conditions, the following shall apply:

(a)     for the period prior to disbursement of the Credit, the risk of Loss will have been deemed to have materially increased since the date of issuing the Guarantee Agreement only if there occurs a material adverse change in the financial condition of the Borrower or other material adverse event or circumstance which is likely, in the reasonable opinion of Finnvera, to result in the Borrower being unable to perform its payment obligations in relation to the Credit as they fall due. In measuring the financial condition of the Borrower in the sense of its ability to repay the Credit, the fulfilment of the financial covenants set forth in Clause 2.3.2 hereinbefore shall be taken into account. In the circumstances referred to in this Clause 3.2.10 (a), the Guarantee Holder and Finnvera shall discuss with the Borrower in good faith and within a reasonable time period with a view to determining measures that might be taken by the Borrower, then or in the future, to eliminate these circumstances. The type of measures to be taken in order to avoid or limit the Loss and the decisions in relation to such measures shall be determined in accordance with Clause 6.1. of the General Conditions; and
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(b)     for the period following disbursement of the Credit, Finnvera shall, when exercising its rights under Clause 6.1. of the General Conditions, not have the right to decide on acceleration of the Credit or other measures unless acceleration or such other measures are permitted in accordance with the terms contained in the Credit Agreement.  In no event shall Clause 6.1 of the General Conditions grant to Finnvera or any Lender any right or remedy against the Borrower other than as set forth in the Credit Documents.

3.2.7 Confidentiality

The following shall be added at the end of Clause 21.1 of the General Conditions: “, in which case Finnvera shall require a confidentiality undertaking from any such external adviser if such adviser is not bound by sufficient confidentiality obligation under the law.”

4 Limits of Finnvera’s Liability

4.1 Guaranteed Receivables

Finnvera’s liability to pay any indemnification under the Buyer Credit Guarantee is limited to the Guaranteed Receivables. To prevent uncertainty, the Buyer Credit Guarantee does not cover any other payment obligations arising under or in connection with the Credit Documents than the Guaranteed Receivables or those specified in Clause 11.1 of the General Conditions. Subject to Clause 10 of the General Conditions, the Guaranteed Receivables are the following receivables under the Credit:

Principal    The principal amount of the Finnvera Balancing Loan such amount not to exceed the aggregate of (a) the lesser of (i) the USD equivalent of EUR 160,000,000 less 80% of the Eligible German Content Amount (if any) and (ii) the USD equivalent of EUR 160,000,000 less 5% of the aggregate commitments of the Lenders under the Credit Agreement; and (b) 100% of the Guarantee Premium.

The portion of the Credit for the purpose to finance the Guarantee Premium under Finnvera Balancing Loan shall, however, not exceed the lower of (i) the actual Guarantee Premium to be determined and be paid by the Borrower in accordance with Clause 5.1, and (ii) the Guarantee Premium determined by using the percentage specified in level 3 of the Pricing Grid.

Interest    (a) German CIRR Rate not higher than 3.69% or lower than 3.29% as determined in accordance with the Credit Agreement plus the
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        applicable Margin of 0.20% p.a. or 0.20% p.a. to 0.50% p.a. (as the case may be); or (b) LIBO Rate plus a margin of 0.85%; and if the LIBO Rate is less than zero, it shall be deemed to be zero [replacement rate to be agreed for LIBO Rate prior to delivery of the Vessel]

Default interest    Interest plus 2% p.a.

4.2 Percentage of Cover and Residual Risk

The Percentage of Cover is:

Commercial Risk    95%
Political Risk        95%

For the avoidance of doubt, the Buyer Credit Guarantee does not cover the Hermes Loan or the FEC Loan (as defined in the Credit Agreement).

5 Premium and Fees

5.1 Guarantee Premium

The Guarantee Premium will be paid on up-front flat basis on the actual amount of the Credit on the date of disbursement in accordance with the grid as specified below (the “Pricing Grid”):

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6	Level 7	Level 8	Level 9
BASIS FOR PRICING	Senior Debt Rating of A- by Standard & Poor’s Or A3 By Moody’s (or higher)	Senior Debt Rating of BBB+ by Standard & Poor's Or Baa1 By Moody's	Senior Debt Rating of BBB by Standard & Poor's Or Baa2 By Moody's.	Senior Debt Rating of BBB- by Standard & Poor's Or Baa3 By Moody's.	Senior Debt Rating of BB+ by Standard & Poor's Or Ba1 By Moody's.	Senior Debt Rating of BB by Standard & Poor's Or Ba2 By Moody's.	Senior Debt Rating of BB- by Standard & Poor's Or Ba3 By Moody's.	Senior Debt Rating of B+ by Standard & Poor's Or B1 By Moody's.	Senior Debt Rating of B by Standard & Poor's Or B2 By Moody's (or lower)

Amendment No. 6 in respect of Hull 1402

Premium Rate – ICON 3	2.00%	2.25%	2.52%	2.83%	3,18%	3,57%	4,00%	5,02%	6,36%

The amount of the Guarantee Premium is equal to the product of the percentage specified in the foregoing Pricing Grid listed below the Senior Debt Rating as of the Premium Measurement Date (defined in the Credit Agreement to be the date falling 30 days prior to the date of expected disbursement of the Credit) and the principal amount of the Finnvera Balancing Loan in Dollars.
For purposes of the foregoing:
“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the obligations of the Borrower arising under or in connection with the Credit Agreement as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). For purposes of the foregoing, (i) if only one of S&P and Moody’s shall have in effect a Senior Debt Rating, the applicable Guarantee Premium shall be determined by reference to the available rating; (ii) if neither S&P nor Moody’s shall have in effect a Senior Debt Rating, the applicable Guarantee Premium will be set in accordance with Level 4 of the Pricing Grid, unless (A) the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt as of the Premium Measurement Date or (B) having failed to obtain such private rating as of the Premium Measurement Date, the Borrower and Finnvera shall have agreed within 10-days of the Premium Measurement Date on an alternative rating method, which agreed alternative shall apply for the purposes of this Agreement; (iii) if the ratings established by S&P and Moody’s shall fall within different levels, the applicable Premium Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; and (iv) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Senior Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
The Guarantee Premium shall be paid in full on the date of the disbursement of the Credit.

Notwithstanding what is stated in Clause 4.1 of the General Conditions, the Guarantee Premium shall be paid by the Facility Agent, as defined in the Credit Agreement, directly to Finnvera in accordance with the Credit Agreement. For the sake of clarity, the Guarantee Premium payment shall not therefore be transferred through the Guarantee Holder’s account. Furthermore, it is understood by the parties to this Guarantee Agreement that even though the payment shall be made in the aforementioned manner, the Guarantee Holder shall remain responsible for the payment of the Guarantee Premium.

Finnvera does not in principle refund the Guarantee Premium. However, in the event of voluntary prepayment all or part of the Credit prior to final maturity of the Credit, Finnvera shall, subject to a request by the Guarantee Holder, partly refund the premium in accordance with the following principle:
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0.8*d*b*c

b = the remaining average maturity of the Credit at the time of the prepayment
c = the principal amount of the prepayment
d = the up-front flat Guarantee Premium converted into a per annum based premium

Clarification of the formula:
- the '0.8' in the formula above refers to the fact that 20% of the flat premium will be retained and will not be refundable
- the d in the formula above is derived as follows: Guarantee Premium/6.25=d, where Guarantee Premium is the up-front flat premium and 6.25 is the average maturity of a loan with a 12 year OECD repayment profile.

The Guarantee Holder shall inform Finnvera of the Borrower’s intention to prepay the Credit and the request to partly refund the Guarantee Premium promptly upon becoming aware of the same.

Any refund of the Guarantee Premium shall be subject to (i) there not having been any claims for indemnification under the Buyer Credit Guarantee up to the date of refund payment by Finnvera; and (ii) irrevocable release of Finnvera from any liability under the Guarantee Agreement in respect of the portion of the Credit repaid. Finnvera shall pay the refundable portion of the Guarantee Premium to the Guarantee Holder within 14 days after due receipt of the release letter, addressed to Finnvera.

The Guarantee Holder shall, promptly upon receipt of the same, pay to the Borrower an amount equal to the refunded part of Guarantee Premium without any set-off or counterclaim.

5.2 Other Costs and Expenses

In the event that the Guarantee Holder requests Finnvera’s consent and/or opinion to an amendment or a waiver under the Credit Documents, Finnvera has the right to charge, in addition to the Handling Fee for such consent or opinion, reasonable costs and expenses incurred in evaluating and complying with such request.

The Guarantee Holder shall on behalf of Finnvera charge the Borrower for:
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(i)     all reasonable out-of-pocket costs and expenses incurred by Finnvera in connection with possible rearrangements of the Credit; and
(ii)    all out-of-pocket costs and expenses relating to recovery procedures;

and in each case promptly pay to Finnvera all such amounts received from the Borrower.

5.3 Payments Free and Clear of Deductions or Withholdings

All payments to be made to or for the benefit of Finnvera pursuant to the terms of this Guarantee Agreement shall be made free and clear of and shall be paid without any deductions or withholdings whatsoever.

6 Language and Contact Information

All communication under this Guarantee Agreement shall be in English and addressed as follows:

The Guarantee Holder	KfW IPEX-BANK GmbH
Address	Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Germany
Telefax	+49 (69) 7431 3768
email:	ole_christian.sande@kfw.de

With a copy to:	Credit Operations

Facsimile No.: +49 (69) 7431 9376

Finnvera	Finnvera plc

Large Corporates

Mikko Pitkänen/Samuli Kraama

P.O. Box 1010

FI-00101 Helsinki

Amendment No. 6 in respect of Hull 1402

Finland

email: office.eca@finnvera.fi

Registered Domicile Kuopio, Finland

Business ID 1484332-4

7 Execution

This Guarantee Agreement has been executed in two (2) original copies, one for each party.

The Guarantee Holder shall return a signed copy of this Guarantee Agreement to Finnvera not later than ___ 20[ ].

The Guarantee Holder hereby accepts and agrees to the terms of this Guarantee Agreement and acknowledges further, that together with its copy of this Guarantee Agreement it has received a copy of the General Conditions.

[Signatures to follow]

Amendment No. 6 in respect of Hull 1402

Helsinki, ___ 20[ ]

Finnvera plc

Name:	Name:
Title:	Title:

_____________________
Place and Date

KfW IPEX BANK GmbH

(Duly signed by the Guarantee Holder)	(Duly signed by the Guarantee Holder)
Name:	Name:
Title:	Title:

Appendices
General Conditions for Buyer Credit Guarantees dated 1 March 2004
“Debt Deferral Extension Framework” for ECA-Backed Export Financings (Schedule 2)
Proposed Credit Enhancements and Carveouts (Schedule 3)
Amendment No. 6 in respect of Hull 1402

SIGNATORIES
Amendment No. 6 in respect of Hull 1402

Borrower

Royal Caribbean Cruises Ltd.	)
Name: Antje M. Gibson	)	/s/ ANTJE M. GIBSON
Title: Treasurer	)

Facility Agent

KfW IPEX-Bank GmbH	)
Name: Claudia Coenenberg/Ole Christian Sande	)	/s/ CLAUDIA COENENBERG
Title: Director/Vice President	)	/s/ OLE CHRISTIAN SANDE

Hermes Agent

KfW IPEX-Bank GmbH	)
Name: Claudia Coenenberg/Ole Christian Sande	)	/s/ CLAUDIA COENENBERG
Title: Director/Vice President	)	/s/ OLE CHRISTIAN SANDE

Mandated Lead Arranger

KfW IPEX-Bank GmbH	)
Name: Claudia Coenenberg/Ole Christian Sande	)	/s/ CLAUDIA COENENBERG
Title: Director/Vice President	)	/s/ OLE CHRISTIAN SANDE

Lenders

Finnish Export Credit Ltd	)
Name: pp. Anni Kähärä/Samuli Kraama	)	/s/ PP. ANNI KÄHÄRÄ
Title: Deputy CEO, FEC/Senior Adviser	)	/s/ SAMULI KRAAMA

KfW IPEX-Bank GmbH	)
Name: Claudia Coenenberg/Ole Christian Sande	)	/s/ CLAUDIA COENENBERG
Title: Director/Vice President	)	/s/ OLE CHRISTIAN SANDE

Amendment No. 6 in respect of Hull 1402